Sonic Foundry, Inc.

Annual Report on Form 10-K

For the Year Ended September 30, 2013

EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 26, 2013, with respect to the consolidated financial statements included in the Annual Report of Sonic Foundry, Inc. on Form 10-K for the year ended September 30, 2013. We hereby consent to the incorporation by reference of said report in the Registration Statements of Sonic Foundry, Inc. on Form S-3 (File No. 333-185489) and on Forms S-8 (File No. 333-75167, File No. 333-45436, File No. 333-45438, File No. 333-75908, File No. 333-119000, File No. 333-151601, File No. 333-159048, and File No. 333-190787).

/s/ GRANT THORNTON LLP

Milwaukee, Wisconsin

December 26, 2013